Exhibit 10.8(d)

                          Memorandum of Agreement


     Charles T. Goolsbee ("Goolsbee") and Continental Airlines, Inc. ("Continental") in full and final settlement of all rights and obligations of the parties under the Employment Agreement between them dated as of April 16, 1993, agree as follows:

      1. The Employment Agreement dated as of April 16, 1993 is of no further force and effect and is, in all respects, terminated.

      2.  Goolsbee shall remain in the employ of Continental until March
          15, 1995.

      3. The balance of the loans presently owed to Continental by Goolsbee in the principal amount of $364,000, and all interest thereon, is hereby forgiven.

      4. Continental shall pay Goolsbee the sum of $150,000 on or before March 31, 1995.

      5. If, as and when Goolsbee sells his house, Continental agrees to pay, at the Closing thereof, a brokerage commission of up to six percent (6%) of the sale price to Goolsbee for payment to the selling broker, plus the sum of $30,000 to Goolsbee.

      6. Goolsbee shall act as a consultant to Continental for a period of one year, at the rate of $15,000 per month, from March 15, 1995 to March 14, 1996, on the following terms:

          (a) Goolsbee shall work 12 (twelve) full business days per month on the business of Continental in matters relating to potential business alliances for Continental and in legal matters of Continental, all as directed by Gordon Bethune or his designee;

          (b)  Goolsbee shall report to Gordon Bethune or his designee;

          (c) Continental shall indemnify Goolsbee against all losses, including legal fees and expenses, arising from claims against Goolsbee in connection with Goolsbee's good-faith execution of his consultancy hereunder. Continental shall, to the fullest extent permitted by law, indemnify Goolsbee for all acts or omissions committed by Goolsbee while he was employed as a Continental employee;

          (d) Goolsbee shall assist Continental in connection with any litigation in which it, or its affiliates, is or may become a party;

          (e) Goolsbee will not accept employment from any person, firm or corporation which, in any way, competes with Continental;

          (f) Goolsbee will not solicit, directly or indirectly, any employee of Continental to leave the employ of Continental.

      7. Goolsbee shall, to the extent feasible under Continental's various programs, continue to be included in the group insurance programs, including long-term disability and group term life insurance at the normal rate (one-half current annual salary, i.e. at $162,500), provided he has not accepted other employment that provides comparable benefits, for the period of the consultancy in para. 6 hereinabove and for a period of one and one-half years thereafter, and shall, indefinitely, be entitled to the same pass privileges on Continental as he enjoyed during his period of employment with Continental. During Goolsbee's twelve-month consultancy period, he will also have the same pass privileges on other airlines that he enjoyed during his period of employment with Continental. Goolsbee shall be eligible for COBRA benefits, at his own expense, commencing with the cessation of his health benefits under this para. 7.

      8. Goolsbee and Continental both confirm to each other that there are no oral representations or inducements, of any kind or nature, made by either to the other to induce the other to enter into this Memorandum of Agreement, and none shall be claimed at any time.

      9. In the event of any dispute arising hereunder, Goolsbee and Continental agree to arbitrate the dispute before the American Arbitration Association in New York City.

     10. This Memorandum of Agreement constitutes the entire agreement between Goolsbee and Continental, and may not be changed, amended or modified except by a writing signed by Goolsbee and by Continental.


February 23, 1995

                              /s/ Charles Goolsbee
                              Charles Goolsbee



                              Continental Airlines, Inc.


                              by:  /s/ Gordon Bethune
                                   Gordon Bethune
                                   President and Chief Executive Officer